Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on this 15th day of March, 2024 and made effective as of May 1, 2024 (the “Effective Date”) by and between Kenneth Mushinski (the “Employee”) and Rare Element Resources, Inc., a Wyoming corporation (the “Company”).

RECITALS

WHEREAS, the Employee desires to be employed as the President and Chief Executive Officer of the Company, and the Company wishes to employ the Employee in such capacity; and

WHEREAS, the Company desires the Employee to additionally serve as the President and Chief Executive Officer of its parent company, Rare Element Resources, Ltd., and

WHEREAS, the Company and the Employee wish to enter into this Agreement to memorialize the terms and conditions of the Employee’s employment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties agree as follows:

1.	Position and Responsibilities.

1.1              Duties; Commitment to Position. The Employee shall devote his full-time attention and energies to the Company’s (and any affiliate’s) business during the Employee’s employment with the Company. The Employee shall hold the position of President and Chief Executive Officer, and shall report directly to the Board of Directors of Rare Element Resources, Ltd. (“Board”). The job description and expectations for these positions are those typical of persons holding similar positions in publicly traded companies of similar size and status within the North American junior mining industry. The Employee shall perform all duties that are reasonable and consistent with such position, as well as other duties as may be assigned by the Board. Notwithstanding the foregoing, during the term of employment Employee shall be permitted to engage in the Permitted Activity (as defined in Section 9.4 below) and shall not violate any duty or obligation to the Company (or any affiliate) by devoting business time, attention or energies to the Permitted Activity.

1.2              Officer Position: Parent Entities. The Employee shall additionally serve as the President and Chief Executive Officer of the Company’s parent company, Rare Element Resources Ltd.

1.3              Location of Employment. The Employee’s principal place of business shall be the Employee’s office at his home located within the State of Texas. The Employee shall be expected to travel to the State of Wyoming for business purpose, as well as other locations if advisable or necessary to meet the obligations of the Employee’s position.

2.                  Period of Employment. The Employee shall be employed in the position set forth above as of the Effective Date and shall continue in such position until terminated by either the Company or the Employee pursuant to Section 7 of this Agreement.

3.                  Compensation. The Employee shall initially be entitled to the compensation set forth below. The Employee’s compensation will be subject to annual review by the Board (or an assigned committee thereof).

3.1              Base Salary. The Employee shall be paid an annual base salary of US$320,000, commencing on the Effective Date (the “Base Salary”). The Base Salary will be paid in equal installments pursuant to the payroll procedures established by the Company. The Company reserves the right to adjust the Employee’s Base Salary at its discretion as required by business conditions.

3.2              Signing Bonus. The Employee shall be paid a one-time signing bonus in the amount of US$60,000 (“Signing Bonus”), payable within thirty (30) days of the Effective Date of this Agreement.

3.3              Annual Bonus. The Employee shall be eligible for an annual performance bonus (the “Bonus”) commencing with respect to performance in calendar year 2024. The Bonus is discretionary, payable in either cash compensation or equity incentive awards or a combination of both, at the sole discretion of the Board, that can be modified and is subject to review and annual approval by the Board. The Employee must be employed by the Company on the last day of the fiscal year for which the Bonus is earned. The Bonus will be paid to the Employee no later than March 14th of the year following the year in which the Bonus is earned.

3.4              Long-Term Incentives. The Employee will be eligible to receive such long-term incentive awards as may be determined by the Board from time to time, subject to the terms and conditions of the Company’s long-term incentive plan(s) and any award agreements thereunder.

4.                  Benefits. The Employee shall participate in the Company’s flexible Paid Time Off (PTO) policy and shall be eligible to participate in the Company’s other benefit programs in accordance with the provisions of each program, if provided by the Company, which is at the sole discretion of the Company. Benefit programs, if provided, may include health insurance, dental insurance, life insurance, retirement plans, and paid time off. The Company reserves the right to initiate, amend or terminate any benefit program from time to time at its sole discretion.

5.                  Business-Related Expenses. All reasonable business travel, entertainment, meals, lodging, and other directly related business expenses for which the Employee submits receipts and a detailed summary on approved expense report forms shall be reimbursed by the Company. If the Company provides the Employee with one or more Company credit cards, the Employee agrees to charge only those expenses that are directly related to the Company’s business activities and for which the Employee would otherwise be reimbursed. The Employee agrees to provide the Company with a timely and complete reporting of all expenses charged to the Company credit card, along with copies of all credit card charge receipts. Further, the Employee will be provided a computer and a mobile phone or phone allowance in the amount of $250.00 per month for use exclusively in performance of Employee’s duties.

6.                  Company Policies. In addition to the obligations set forth in this Agreement, the Employee agrees to abide by all current and future business policies of the Company.

7.	Termination of Employment.

7.1              Company's Right to Terminate Employee's Employment for Cause. The Company shall have the right to terminate the Employee's employment hereunder at any time for "Cause." Upon termination for “Cause”, the Company shall pay or provide to the Employee (a) salary earned through the date of termination but as yet unpaid, (b) earned and accrued but unpaid vacation benefits, (c) incurred but unreimbursed business related expenses, payable upon provision of proper documentation, (d) vested benefits under the Company’s employee benefit plans and programs, and (e) the right to exercise and/or receive payment under vested and outstanding long-term incentive awards, pursuant to the terms and provisions thereof (all such payments and obligations in the preceding sentence being the “Accrued Obligations”). For purposes of this Agreement, "Cause" shall mean: (i) conviction of a felony or a crime involving fraud or moral turpitude; or (ii) conviction of theft, material act of dishonesty or fraud, intentional falsification of any employment or records of the Company and its affiliates, or conviction of any criminal act which impairs the Employee’s ability to perform appropriate employment duties for the Company; or (iii) intentional or reckless conduct or gross negligence materially harmful to the Company and affiliates or any successor, including violation of this Agreement or a non-competition or confidentiality agreement, provided that the Company is not otherwise in breach; or (iv) willful failure to follow Company policies or lawful and reasonable instructions of the person or body to which the Employee reports; or (v) gross negligence or willful misconduct in the performance of the Employee’s assigned duties. If Cause is asserted by the Company under any of (i) through (v) above, Employee shall, after written notice from the Company of the specific circumstances constituting Cause, have ten (10) days to take corrective action without further consequence.

7.2              Company's Right to Terminate without Cause. The Company shall have the right to terminate the Employee's employment without Cause at any time and for any reason, or no reason at all, upon written notice to the Employee. Upon a termination without Cause, the Company shall pay or provide to the Employee:

(a)               the Accrued Obligations;

(b)               provided the Employee executes the Release in accordance with Section 7.7 below and has been with the Company a minimum of two (2) years from the Effective Date, a severance payment equal to one (1) year of the Employee’s Base Salary as in effect on the date of termination. Such amount shall be paid in a lump sum not later than the sixtieth (60th) day after the date of termination.

7.3              Employee's Right to Terminate for Good Reason. The Employee shall have the right to terminate the Employee's employment with the Company at any time for "Good Reason." Upon a termination by the Employee for “Good Reason,” the Company shall pay or provide to the Employee the payments and benefits set forth in Sections 7.2(a) and (b). For purposes of this Agreement, a termination for "Good Reason" shall mean Employee’s termination within ninety (90) days following the expiration of the cure period afforded the Company to rectify any of the following that occur without the express written consent of the Employee, as determined in a manner consistent with Treasury Regulation Section 1.409A-1(n)(2)(ii): (i) a material reduction or change in the Employee’s title or job duties, responsibilities and requirements inconsistent with the Employee’s position with the Company and the Employee’s prior duties, responsibilities and requirements; (ii) a ten percent (10%) or greater reduction in the Employee’s Base Salary unless a proportionate reduction is made to the Base Salary of all members of the Company’s senior management in accordance with a bona-fide downturn in the Company’s business; (iii) any material breach of this Agreement by the Company; or (iv) failure by the Company to maintain reasonable D&O insurance acceptable to the Company’s Board. In the case of the Employee’s allegation of Good Reason, (1) the Employee shall provide written notice to the Board of the event alleged to constitute Good Reason within 30 days after the initial occurrence of such event, (2) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation, and if not so cured, the Employee may then terminate employment for “Good Reason” within ninety (90) days following the expiration of the cure period afforded the Company.

7.4              Termination Upon Death or Disability. Upon the death or Disability of the Employee, the Employee's employment with Company shall terminate with no further obligation under this Agreement other than the payment or provision of the Accrued Obligations. For purposes of this Agreement, "Disability" shall mean a physical or mental illness, injury, or condition that prevents the Employee from performing substantially all of the Employee’s duties associated with the Employee’s position or title with the Company for at least 90 days in a 12-month period. The determination of whether the Employee has incurred a Disability shall be made in good faith by the Board.

7.5              Employee's Right to Terminate for Convenience. In addition to the Employee's right to terminate the Employee's employment for Good Reason, the Employee shall have the right to terminate the Employee's employment with the Company for convenience at any time and for any other reason, or no reason at all, upon written notice to the Board. Employee shall provide reasonable notice, but not less than ninety (90) days, to the Company of his intention to terminate for convenience, and the Board, at its discretion, may release Employee immediately or at an agreeable date. Employee may terminate his employment with the Company for convenience if the Company determines it intends to go private or cease to be a publicly traded company and if such event is finalized in less than ninety (90) days from announcement of such intention by the Board of Directors, Employee may end his engagement prior to the ninety (90) day period. Upon the Employee’s termination of employment for convenience, the Company shall have no further obligation under this Agreement other than the payment or provision of the Accrued Obligations. In the event Employee terminates his employment for convenience on or before the first anniversary of the Effective Date, he shall be obligated to repay to the Company the Signing Bonus made under Section 3.2 above.

7.6              No Mitigation. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under this Section 7 and such amounts shall not be reduced whether or not the Employee obtains other employment.

7.7              Release. As a condition precedent to the payment or provision by the Company of the amounts set forth under the Section 7.2 or 7.3 (other than the Accrued Obligations, which shall be payable in all events), as applicable, the Employee must execute a release in substantially the form attached hereto as Exhibit A (the “Release”) within forty-five (45) days following the date of termination and not revoke such Release within the subsequent seven (7) day revocation period (if applicable).

7.8              Resignation from Other Positions. Upon the Employee’s termination of employment for any reason, the Employee shall resign from all other positions held with the Company or its affiliates, including, but not limited to, membership on the Board, service as an officer of any affiliated entity, and as a fiduciary of any employee benefit plan sponsored by the Company or its affiliates.

8.	Golden Parachute Limitation.

8.1              Best Net After-Tax. If it is determined that any payment or benefit provided to or for the benefit of the Employee (a “Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to the Employee are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). The Company shall then compare (a) the Employee’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) the Employee’s Net After-Tax Benefit without application of the 4999 Limit. In the event (a) is greater than (b), the Employee shall receive Payments solely up to the 4999 Limit. In the event (b) is greater than (a), then the Employee shall be entitled to receive all such Payments, and shall be solely liable for any and all Excise Tax related thereto. “Net After-Tax Benefit” shall mean the sum of (i) all payments that the Employee receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments.

8.2              Reduction of Payments. In the event Payments must be reduced pursuant to Section 8.1, the Employee may select the order of reduction; provided, however, that none of the selected Payments may be “nonqualified deferred compensation” subject to Code Section 409A. In the event the Employee fails to select an order in which Payments are to be reduced, or cannot select such an order without selecting payments that would be “nonqualified deferred compensation” subject to Code Section 409A, the Company shall (to the extent feasible) reduce accelerated equity incentive vesting first (to the extent the value of such accelerated vesting for 280G purposes is not determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), followed by cash Payments and in the order in which such payments would be made (with payments made closest to the change in control being reduced first), followed by accelerated equity incentive vesting (to the extent the value of such accelerated vesting is determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), and followed last by any continued health and welfare benefits.

8.3              Performance of Calculations. The calculations in Section 8.1 above shall be made by a certified public accounting firm, executive compensation consulting firm, or law firm designated by the Company in its sole and absolute discretion, and may be determined using reasonable assumptions and approximations concerning applicable taxes and relying on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The costs of performing such calculations shall be borne exclusively by the Company.

9.	Confidential Material and Obligations.

9.1              Confidential Material. The Employee shall not, directly or indirectly, either during the term of employment or thereafter, disclose to anyone (except in the regular course of the Company’s business or as required by law), or use in any manner, any confidential information acquired by the Employee during employment by the Company with respect to any clients or customers of the Company or any confidential, proprietary or secret aspect of the Company’s operations, technology, or affairs unless such information has become public knowledge other than by reason of actions, direct or indirect, of the Employee (“Confidential Information”). Confidential Information subject to the provisions of this paragraph will include, without limitation:

(a)               Names, addresses and other information regarding investors in the Company’s businesses and activities;

(b)               Lists of or information about personnel seeking employment with or who are currently employed by the Company;

(c)               Maps, logs, due diligence investigations, exploration prospects, geological information, mining reports, processing reports, refining reports and any other information regarding past, planned or possible future leasing, exploration, mining, processing, refining, acquisition or other operations that the Company has completed or are investigating or have investigated for possible inclusion in future activities; and

(d)               Any other information or contacts relating to the Company’s exploration, mining, development, processing, refining, fund-raising, purchasing, engineering, marketing, merchandising and selling activities.

(e)               Confidential Information shall not include: (i) information that is at the time of disclosure public knowledge or generally known within the industry, (ii) information deemed in good faith by Employee, while employed by the Company, as necessary to disclose in the course of performing Employee’s duties, (iii) information the disclosure of which Employee in good faith deems necessary in defense of Employee’s rights, provided such disclosure by Employee is limited to only disclose as necessary for such purpose and Employee provides notice to Company of the Confidential Information disclosed, (iv) information disclosed by Employee to comply with a court, or other lawful compulsory, order compelling him to do so, provided Employee gives Company prompt notice of the receipt of such order and the disclosure by Employee is limited to only disclosure necessary for such purpose, or (v) information that arises from Employee’s general knowledge, skill, experience, or engaging in the Permitted Activity, so long as such information did not derive from Confidential Information.

9.2              Return of Confidential Material. All Confidential Information, including but not limited to, maps, logs, data, drawings and other records and written and digital material prepared or compiled by the Employee or furnished to the Employee during the term of employment will be the sole and exclusive property of the Company, and none of such material may be retained by the Employee upon termination of employment. The aforementioned materials include materials on the Employee’s personal computer. The Employee shall return to the Company or destroy all such materials on or prior to the date of termination. Notwithstanding the foregoing, the Employee will be under no obligation to return or destroy public information.

9.3              Proprietary Information and Work Product. The Employee shall not use or bring to the Company any technical information, data, trade secrets, processes, formulae, inventions or other intellectual property that are proprietary, and not subject to a valid licensing agreement, to any person other than the Company. The Employee acknowledges and agrees that all proprietary interests including all patent rights, trade secrets and Confidential Information in and to any product of the Company’s business (the “Work Product”) is the sole and exclusive property of the Company or such other party as the Company may from time to time designate, and the Employee hereby assigns to the Company or to such other party as the Company may direct all such rights which the Employee possesses or may possess or is entitled to or which vests or may vest in connection with the Work Product. The Employee agrees to execute all such instruments, certificates or documents required by the Company to confirm such ownership and implement such assignment.

9.4              Non-Compete. The Employee shall not, either during the term of employment or for a period of one (1) year thereafter, engage in any Competitive Business (as defined below); provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in a Competitive Business. “Competitive Business” shall mean (i) rare earth ownership, exploration, mining, processing, refining or marketing activities, including any such activities or any other business activities that are the same as or similar to the Company’s actual or planned business operations during the term of employment, and (ii) gold exploration, mining, processing, refining or marketing activities within a five-mile radius of the boundaries of the Bear Lodge Project located near Sundance, Wyoming. “Competitive Business” shall not include uranium ownership, exploration, mining, processing, refining, or marketing activities, or any other business activities associated with the same, including without limitation Employee’s consulting or service as a member of the board of directors of Anfield Energy, Inc., all of which Employee shall be permitted to engage in both during the term of employment and after termination of this Agreement (the “Permitted Activity”). Any formal engagement of Employee for Permitted Activity shall be disclosed to Company and shall not conflict with Employee’s engagement as an officer of the Company on a full-time basis.

9.5              No Solicitation. The Employee shall not, directly or indirectly, either during the term of employment or for a period of one (1) year thereafter, (i) solicit, directly or indirectly, the services of any person who was an employee of or consultant to the Company, or otherwise induce such employee to terminate or reduce such employment or consultancy, or (ii) solicit the business of any person who was a customer of the Company, in each case at any time during the last year of the term of employment. For purposes of this Agreement, the term “person” includes natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, limited liability companies or partnerships, and governments, or any agencies, instrumentalities or political subdivisions thereof.

9.6              Remedies. The Employee acknowledges and agrees that the Company or Company’s remedy at law for a breach or a threatened breach of the provisions of this Section 9 would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, it is agreed that the Company or any member of the Company will be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. The Employee acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting the Employee from engaging in any business activities would not be an adequate remedy upon breach or threatened breach of this Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting the Employee from engaging in any activities prohibited by this Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise. In addition, in the event of any breach or suspected breach of the provisions of this Section 9, the Company shall have the right to suspend immediately any payments or benefits that may otherwise be due to the Employee pursuant to this Agreement.

9.7              Additional Confidentiality Agreements. Employee may, from time to time, be required to execute additional commercially reasonable nondisclosure and/or confidentiality agreements as required by the business and operations of the Company, including a nondisclosure agreement with the Company’s majority shareholder and its affiliates. Employee agrees to execute and abide by said commercially reasonable agreements upon request by the Board.

10.              Successor to the Company. This Agreement shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

11.              Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes any other prior agreement, written or oral, relating to the employment contained herein. This Agreement can be changed or modified only by a writing signed by both parties.

12.              Validity and Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.              Dispute Resolution.

13.1          Governing Law and Jury Trial Waiver. The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of Colorado, without reference to principles of conflicts of law. Each of the parties waives, to the fullest extent permitted by applicable law, any right such party may have to a trial by jury in respect of litigation directly or indirectly arising out of, under or connection with this Agreement and/or the Employee’s employment with the Company and agree any such dispute shall be settled solely in front of an arbitrator as set forth in Section 13.2 below. Each party certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such party would not in the event of litigation, seek to enforce this waiver.

13.2          Arbitration. Any dispute arising out of or relating to this Agreement, the Employee’s employment with the Company, or the termination of that employment or this Agreement shall be resolved by arbitration before a single arbitrator in an arbitration held in Denver, Colorado, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The parties shall mutually agree on an arbitrator and, in the absence of such agreement, each party shall select one arbitrator, and the two arbitrators shall select the single arbitrator to hear the dispute. Judgment upon the award rendered by the arbitrator may be entered in the District Court for the City and County of Denver, Colorado, or in federal court in Denver, Colorado. The arbitrator’s award may be reviewed by a court of competent jurisdiction only to the extent permitted by C.R.S. Section 13-22-223, 9 U.S.C. Section 10 or 9 U.S.C. Section 11, as applicable. Notwithstanding the provisions of this Section 13.2, the Company may, at its option, bring a court action to enjoin any violation of the confidentiality or restrictive covenants in this Agreement, including, without limitation, those set forth in Section 9. In the event that either party retains or employs an attorney to bring litigation and/or arbitration against the other party to enforce this Agreement, the prevailing party in such litigation and/or arbitration, if any, shall be entitled to an award of reasonable attorneys’ fees and costs from the other party.

14.              Withholding. All payments to the Employee in accordance with the provisions of this Agreement shall be subject to applicable withholding of local, state, federal and foreign taxes, as determined in the sole discretion of the Company.

15.              Clawback. The Employee agrees to be bound by the provisions of any recoupment or “clawback” policy that the Company may adopt from time to time that by its terms is applicable to the Employee, or by any recoupment or “clawback” that is otherwise required by law or the listing standards of any exchange on which the Company’s common shares are then traded, including the “clawback” required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

16.              Indemnification; D&O Insurance.

16.1          Corporate Acts. In the Employee’s capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or employee at the Company’s request, the Employee shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s Articles or Certificate of Incorporation and Bylaws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Employee may be involved, or threatened to be involved, as a party or otherwise by reason of the Employee’s status, which relate to or arise out of the Company or such other entities, assets, business or affairs, if in each of the foregoing cases, (i) the Employee acted in good faith and in a manner the Employee believed to be in the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe the Employee’s conduct was unlawful, and (ii) the Employee’s conduct did not constitute gross negligence or willful or wanton misconduct. The Company shall advance all reasonable expenses incurred by the Employee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including, but not necessarily limited to, reasonable fees of legal counsel, expert witnesses or other litigation-related expenses.

16.2          Directors and Officers Insurance. During the Employee’s term of employment and thereafter for (i) six (6) years after the Employee’s employment terminates, or (ii) so long as the Company’s directors and officers liability insurance or indemnification policy remains in effect as renewed from time to time, whichever period is shorter, the Employee shall be entitled to coverage under the Company’s directors and officers liability insurance policy and any other insurance policy providing coverage to directors or officers of the Company, subject to the terms of such policies, in effect at any time in the future to no lesser extent than any other officers or directors of the Company.

17.              Section 409A.

17.1          General. The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 17.1 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Employee for any failure to do so.

17.2          Exceptions to Apply. The Company shall apply the exceptions provided in Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9) and all other applicable exceptions or provisions of Code Section 409A to the payments and benefits provided under this Agreement so that, to the maximum extent possible, such payments and benefits are not deemed to be “nonqualified deferred compensation” subject to Code Section 409A. All payments and benefits provided under this Agreement shall be deemed to be separate payments (and any payments made in installments shall be deemed a series of separate payments) for purposes of Code Section 409A.

17.3          Taxable Reimbursements. To the extent that any payments or reimbursements provided to the Employee are deemed to constitute “nonqualified deferred compensation” subject to Code Section 409A, such amounts shall be paid or reimbursed reasonably promptly to the Company, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

17.4          Specified Employee. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits that are “nonqualified deferred compensation” subject to Code Section 409A shall be paid to the Employee during the six (6)-month period following his “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) to the extent that the Company determines that the Employee is a “specified employee” and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including as a result of the Employee’s death), the Company shall pay to the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such six (6)-month period.

18.              Survival of Provisions. Notwithstanding anything herein to the contrary, the provisions of Sections 8 through 17 of this Agreement shall survive the expiration of this Agreement and the termination of the employment term for any reason.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first above written.

THE COMPANY

RARE ELEMENT RESOURCES, INC.

By:	/s/ Gerald W. Grandey
	Name:	Gerald Grandey
	Title:	Chairman of the Board of Directors

THE EMPLOYEE

/s/ Kenneth J. Mushinski
Kenneth Mushinski

[Signature Page To Employment Agreement]

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release (this “Release”) is entered into as of this ____ day of __________, 20__, by and between Kenneth Mushinski (the “Employee”) and Rare Element Resources, Inc. (the “Company”) (collectively, the “Parties”).

WHEREAS, the Employee is a party to that certain Employment Agreement, effective as of ___________, _______ (the “Agreement”), governing the terms and conditions applicable to the Employee’s termination of employment under certain circumstances;

WHEREAS, pursuant to the terms of the Agreement, the Company has agreed to provide the Employee certain benefits and payments under the terms and conditions specified therein, provided that the Employee has executed and not revoked a general release of claims in favor of the Company and certain of its affiliates and related parties; and

WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to the Employee’s employment with and termination from the Company and all other relationships between the Employee and the Company, up to and including the date of execution of this Release.

NOW, THEREFORE, in consideration of these recitals above and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Termination of Employee. The Employee’s employment with the Company shall terminate on __________, 20__ (the “Termination Date”).

2.	Severance Benefits. Pursuant to the terms of the Agreement, and in consideration of the Employee’s release of claims and the other covenants and agreements contained herein and therein, and provided that the Employee has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall provide the severance benefits described in Section 7.2 of the Agreement (the “Benefits”) in the time and manner provided therein; provided, however, that the Company’s obligations will be excused if the Employee breaches any of the provisions of the Agreement, including, without limitation, Section 9 thereof. The Employee acknowledges and agrees that the Benefits constitute consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Agreement, the Company otherwise would not be obligated to provide, nor would the Employee otherwise be entitled to receive.

3.	Effective Date. Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by the Employee (the “Effective Date”).

4.	Effect of Revocation. The Employee acknowledges and agrees that if the Employee revokes this Release pursuant to Section 6 hereof, the Employee will have no right to receive the Benefits.

5.	General Release. In consideration of the Company’s obligations, the Employee hereby releases, acquits and forever discharges the Company and each of its parent, subsidiaries and affiliates and each of their respective officers, employees, directors, successors and assigns (collectively, the “Released Parties”) from any and all claims, actions or causes of action in any way related to his employment with the Company or the termination thereof, whether arising from tort, statute or contract, including, but not limited to, claims of defamation, claims arising under the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of any state, and any other federal, state or local statutes or ordinances of the United States, it being the Employee’s intention and the intention of the Company to make this Release as broad and as general as the law permits. Notwithstanding the foregoing, the parties understand that this Release does not waive any of Employee’s rights or claims (i) that may arise after his execution of this Release, or (ii) for payments owed to Employee pursuant to the terms hereof.

6.	Review and Revocation Period. The Employee acknowledges that the Company has advised the Employee that the Employee may consult with an attorney of the Employee’s own choosing (and at the Employee’s expense) prior to signing this Release and that the Employee has been given at least forty-five (45) days during which to consider the provisions of this Release, although the Employee may sign and return it sooner. The Employee further acknowledges that the Employee has been advised by the Company that after executing this Release, the Employee will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7)-day revocation period has expired. The Employee acknowledges and agrees that if the Employee wishes to revoke this Release, the Employee must do so in writing, and that such revocation must be signed by the Employee and received by the Secretary of the Company or the Chairman of the Board of Directors of Rare Element Resources Ltd. no later than 5:00 p.m. Pacific Time on the seventh (7th) day after the Employee has executed this Release. The Employee further acknowledges and agrees that, in the event that the Employee revokes this Release, the Employee will have no right to receive any benefits hereunder, including the Benefits. The Employee represents that the Employee has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

7.	Confidentiality, Non-Compete and Non-Solicitation. The Employee reaffirms Employee’s commitments in Section 9 of the Agreement.

8.	Cooperation in Litigation. At the Company’s reasonable request, the Employee shall use good faith efforts to cooperate with the Company, its affiliates, and each of its and their respective attorneys or other legal representatives (“Attorneys”) in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company or its affiliates and is now pending or may hereinafter be brought against the Released Parties by any third party; provided that, the Employee’s cooperation is essential to the Company’s case. The Employee’s duty of cooperation will include, but not be limited to (a) meeting with the Company’s and/or its affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully the Employee’s knowledge of matters at issue and recollection of events; (b) appearing at the Company’s, its affiliates’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to the Employee that does not conflict with the needs or requirements of the Employee’s then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully the Employee’s knowledge of matters at issue; and (c) signing at the Company’s, its affiliates’ and/or their Attorneys’ request, declarations or affidavits that truthfully state matters of which the Employee has knowledge. The Company shall reimburse the Employee for the reasonable expenses incurred by him in the course of his cooperation hereunder and shall pay to the Employee per diem compensation in an amount equal to the daily prorated portion of the Employee’s base salary immediately prior to the Termination Date. The obligations set forth in this Section 8 shall survive any termination or revocation of this Release.

9.	Non-Admission of Liability. Nothing in this Release will be construed as an admission of liability by the Employee or the Released Parties; rather, the Employee and the Released Parties are resolving all matters arising out of the employer–employee relationship between the Employee and the Company and all other relationships between the Employee and the Released Parties.

10.	Nondisparagement. The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that the members of the Company’s board and officers of the Company as of the date hereof will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Employee or otherwise disparage the Employee in any manner that is likely to be harmful to the Employee’s business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitations on the Employee and the Company’s directors and officers will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their respective professional duties.

11.	Binding Effect. This Release will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

12.	Governing Law. This Release will be governed by and construed and enforced in accordance with the laws of Colorado applicable to agreements negotiated, entered into and wholly to be performed therein, without regard to its conflicts of law or choice of law provisions which would result in the application of the law of any other jurisdiction.

13.	Severability. Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein. If any provision of this Release should be held illegal or invalid, such illegality or invalidity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.

14.	Counterparts. This Release may be signed in counterparts. Each counterpart will be deemed to be an original, but together all such counterparts will be deemed a single agreement.

15.	Entire Agreement; Modification. This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties. This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter. This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

16.	Acceptance. The Employee may confirm acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to the Secretary or the Chairman of the Board of Directors of Rare Element Resources, Ltd., no later than 5:00 p.m. Pacific Time forty-five (45) days after the Employee’s Termination Date.

THE EMPLOYEE ACKNOWLEDGES AND REPRESENTS THAT THE EMPLOYEE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. THE EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF THE EMPLOYEE’S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Release as of the date first above written.

THE COMPANY

RARE ELEMENT RESOURCES, INC.

By:
Name:
Title:

THE EMPLOYEE

Kenneth Mushinski

[Signature Page to General Release of Claims]